Exhibit 99.2

MATADOR RESOURCES COMPANY ANNOUNCES APPOINTMENT OF NEW DIRECTOR

DALLAS, Texas, July 30, 2018 - Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today announced the appointment of Mr. Matthew P. Clifton to its Board of Directors (the “Board”). Mr. Clifton retired in November 2017 as Chairman of Holly Logistic Services, L.L.C (“HLS”), a subsidiary of HollyFrontier Corporation (“HFC”) and the general partner of Holly Energy Partners, L.P. (“HEP”). HEP is a publicly held master limited partnership that provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry. Mr. Clifton had previously served as Chairman and Chief Executive Officer of HLS from 2004 through 2013, Executive Chairman of HLS from January 2014 to February 2014 and Chairman of the Board of HLS from February 2014 to November 2017. Mr. Clifton also served as President of Holly Corporation from 1995 to 2006 and Chief Executive Officer of Holly Corporation from 2006 until its merger with Frontier Oil Corporation in 2011 that formed HFC. Holly Corporation was an independent petroleum refiner and marketer that produced high value light products such as gasoline, diesel fuel, jet fuel and specialty lubricant products and had principal operations in the Delaware Basin. He served as Executive Chairman of HFC from 2011 until his retirement effective January 1, 2013. HFC is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. Mr. Clifton holds a Bachelor of Science degree in Accounting and Finance from St. Joseph’s University. The Board appointed Mr. Clifton to serve on the Audit, Corporate Governance and Marketing and Midstream Committees.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo Midstream, LLC, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and salt water gathering services and salt water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Contact Information

Mac Schmitz
Capital Markets Coordinator
investors@matadorresources.com
(972) 371-5225